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                                  EXHIBIT 99.1

               THE PRICE REIT, INC. ANNOUNCES MERGER CONSIDERATION

        SAN DIEGO, June 11, 1998 /PRNewswire/ -- The Price REIT, Inc. (NYSE:
RET) today announced that the amount of merger consideration issuable to holders of common stock of The Price REIT in the proposed merger of Price REIT with a subsidiary of Kimco Realty Corporation has been determined.

        Based upon the procedures set forth in the Joint Proxy Statement/Prospectus describing the terms of the proposed merger, the average price of the Kimco common stock was determined to be $38.59. If the Merger is approved, holders of Price REIT Common Stock will have the right to receive in exchange for each share of Price REIT Common Stock one share of Kimco Common Stock and 0.36 Kimco Class D Depositary Shares. Each Kimco Class D Depositary Share represents a one-tenth fractional interest in a share of Kimco 7.5% Class D Cumulative Convertible Preferred Stock and has a liquidation preference of $25.00. Therefore, the liquidation preference of 0.36 Kimco Class D Depositary Shares is $9.00.

        On January 13, 1998, the Company entered into an Agreement and Plan of Merger with Kimco Realty Corporation (NYSE: KIM). Under the agreement, Kimco will acquire all of the outstanding shares of the Company for the consideration described above. The merger and the issuance of the consideration described above is subject to the approval of the common stockholders of the Company and Kimco, respectively, at meetings scheduled to be held on June 19, 1998, and the merger is expected to close shortly thereafter.

        The Price REIT, Inc. website: http://www.pricereit.com is a self-administered and self-managed real estate investment trust which is focused on the acquisition, development, management, and redevelopment of retail power centers and community centers with invested assets of approximately $710 million. The Company currently owns or has interests in 43 properties consisting of 39 power and community centers, one stand-alone retail warehouse, one project under development, and two undeveloped land parcels located in seventeen states containing a total of 8.0 million square feet of gross leasable area, with an overall occupancy rate of approximately 98%.

SOURCE:    The Price REIT, Inc.
CONTACT:   George Jezek, The Price REIT, Inc., 619-551-2320


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